Exhibit 5

                            Payless ShoeSource, Inc.
                              3231 East 6th Street
                                 P.O. Box 1189
                           Topeka, Kansas 66601-1189
                                 (785) 233-5171

William J. Rainey                                             Law Department
Senior Vice President                                         (785) 295-2434
General Counsel & Secretary                                   (785) 368-7524 FAX


June 2, 1998

Gentlemen:

         I am Senior Vice President and General Counsel of Payless ShoeSource, Inc., a Delaware corporation (the "Company"). In that capacity, I have acted as counsel for the Company in connection with the amendments (the "Amendments") on Form S-8 (Reg. Nos. 333-25877 (relating to the Company's 1996 Stock Incentive Plan (the "1996 SIP")) and 333-50671 (relating to the Company's Deferred Compensation Plan (the "Deferred Plan"), and together with the 1996 SIP (the "Plans")), of shares of common stock, par value of $.01 per share, of the Company (the "Shares").

         The Amendments are being filed to recognize the succession of the Company to Payless ShoeSource, Inc., a Missouri corporation ("PSS") pursuant to the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 20, 1998 by and among PSS, the Company and Payless Merger Corp., a wholly-owned subsidiary of the Company.

         In  connection  with   the  Amendments,  I,  or  attorneys   under   my
supervision,   have  examined  the   originals,   or  certified,   conformed  or
reproduction copies of:

                  (i)      resolutions of the Board of Directors;

                  (ii)     the Amendments;

                  (iii)    the Plans;

                  (iv) the Amended and Restated Certificate of Incorporation of the Company; and

                  (v)      the Amended and Restated Bylaws of the Company.

         I, or attorneys under my supervision, have also made such other factual and legal investigations as I have deemed necessary and appropriate in order to render the opinion hereinafter expressed. In such examination, I, or attorneys under my supervision have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all


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documents submitted to me as certified copies or photocopies.  As to any facts material to the opinion set forth below which were not independently established or verified, I, or attorneys under my supervision have relied upon state-ments and representations of officers and other representatives of the Company and others.

         Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares to be issued, sold and delivered under the respective Plans will, when so issued, sold and delivered pursuant to the provisions of the respective Plan, be validly issued, fully paid and nonassessable.

         I hereby consent to the filing or incorporation by reference of this opinion as an exhibit to the Amendments and to all references to the undersigned in the Amendments and all further amendments to any of the Amendments.

         The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose by any other person or entity. It may not be quoted in whole or in part without my prior consent.

                                                     Very truly yours,
                                                     /s/William J. Rainey

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